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Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ENERNOC, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

It is hereby certified that:

        1.     The name of the corporation (hereinafter called the "Corporation") is EnerNOC, Inc.

        2.     The Restated Certificate of Incorporation is hereby amended by striking the first paragraph of Article FOURTH of the Restated Certificate of Incorporation and replacing it with the following two paragraphs:

        "The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 17,413,394 shares of Common Stock, par value $.001 per share ("Common Stock") and (ii) 3,374,405 shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

        Upon the effectiveness of this Certificate of Amendment, every one (1) issued and outstanding share of Common Stock of the Corporation shall be changed and reclassified into two and 831/1000 (2.831) shares of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the fair value of one share of Common Stock multiplied by such fraction."

        3.     Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 1st day of May 2007.

ENERNOC, INC.
/s/ TIMOTHY G. HEALY
By:	Timothy G. Healy
Its:	Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENERNOC, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

EnerNOC, Inc., a Delaware corporation, hereby certifies as follows:

        1.     The name of the corporation is EnerNOC, Inc. (the "Corporation"). The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 5, 2003. Thereafter, Restated Certificates of Incorporation were filed on January 11, 2005 and May 12, 2006 and an amendment to the Restated Certificate of Incorporation was filed on November 21, 2006.

        2.     The Restated Certificate of Incorporation of the Corporation filed on May 12, 2006 and amended on November 21, 2006 is hereby amended, among other provisions, to amend Article Fourth to change the capitalization of the Corporation by substituting in lieu of said Article the new Article Fourth as set forth in the Restated Certificate of Incorporation set forth below.

        3.     Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

        4.     This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of said Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        5.     The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
ENERNOC, INC.

        FIRST.    The name of the corporation is EnerNOC, Inc. (the "Corporation").

        SECOND.    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD.    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH.    The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 6,150,969 shares of Common Stock, par value $.001 per share ("Common Stock") and (ii) 3,374,405 shares of Preferred Stock, par value $.001 per share ("Preferred Stock").

        The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

        1.     General.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

        2.     Voting.    The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

        The number of authorized shares of Common Stock may be increased or decreased (but not below the sum of (i) number of shares thereof then outstanding and (ii) the number of shares of Common Stock necessary for the conversion of all shares of Convertible Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

        3.     Dividends.    Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

        4.     Liquidation.    Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding class or series of Preferred Stock.

B. PREFERRED STOCK

        The Preferred Stock shall be divided into five series. The first series shall consist of Seven Hundred Thirteen Thousand One Hundred Eighteen (713,118) shares of Preferred Stock and is hereby designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"). The second series shall consist of Nine Hundred Sixteen Thousand Two Hundred Twelve (916,212) shares of Preferred Stock and is hereby designated as "Series A-1 Convertible Preferred Stock" (the "Series A-1 Convertible Preferred Stock"). The third series shall consist of One Million One Hundred Seventy-Seven Thousand Ninety-Seven (1,177,097) shares of Preferred Stock and is hereby designated as "Series B Convertible Preferred Stock" (the "Series B Convertible Preferred Stock"). The fourth series shall consist of Two Hundred Ninety-Six Thousand Six Hundred Thirty-Two (296,632) shares of Preferred Stock and is hereby designated as "Series B-1 Convertible Preferred Stock" (the "Series B-1 Convertible Preferred Stock"). The fifth series shall consist of Two Hundred Seventy-One Three Hundred Forty-Six (271,346) shares of Preferred Stock and is hereby designated as "Series C Convertible Preferred Stock" (the "Series C Convertible Preferred Stock"). As used herein, the term "Convertible Preferred Stock" shall mean the Series A Convertible Preferred Stock, the Series A-1 Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series B-1 Convertible Preferred Stock and the Series C Convertible Preferred Stock, taken together. The Convertible Preferred Stock, and each series thereof, shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.     Voting.

        1A.  General.    Except as may be otherwise provided in these terms of Preferred Stock or by law, the Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Convertible Preferred Stock is then convertible.

        1B.  Board Size.    The Corporation shall not, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Convertible Preferred Stock, separately as one class, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7).

        1C.  Board Seats.    Directors shall be elected as follows: (i) the holders of the Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director (the "Series B Director"); (ii) the holders of the Series A Convertible Preferred and Series A-1 Convertible Preferred, voting together as a single, separate class, shall be entitled to elect two (2) directors; (iii) the holders of Common Stock shall be entitled to elect two (2) directors; and (iv) the holders of the Common Stock and the Convertible Preferred Stock, voting together as a single class, shall be entitled to elect all other directors of the Corporation. Any vacancies on the Board of Directors shall be filled by vote of the holders of the class that elected the director whose absence created such vacancy.

2.     Dividends.

        2A.  Convertible Preferred Stock Dividends.    The holders of shares of Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock shall be entitled to receive dividends at the rate of five percent (5%) of the Original Purchase Price (as defined in paragraph 2B below) for the applicable series of Convertible Preferred Stock per share per annum, payable only when, as and if declared by the Board of Directors of the Corporation. The right to receive dividends on Convertible Preferred Stock shall be non-cumulative, and no right to dividends shall accrue by reason of the fact that no dividend has been declared on the Convertible Preferred Stock in any prior year. In the event that the Corporation declares or pays any cash dividends on shares of Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock, the Corporation shall also declare and pay any such cash dividend with respect to shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock. In the event that the Corporation declares or pays any cash dividends on shares of Series B Convertible Preferred Stock or Series B-1 Convertible Preferred Stock, the Corporation shall also declare and pay any such cash dividend with respect to shares of Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock and Series C Convertible Preferred Stock. In the event that the Corporation declares or pays any cash dividends on shares of Series C Convertible Preferred Stock, the Corporation shall also declare and pay any such cash dividend with respect to shares of Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock The Corporation shall not declare or pay any cash dividends on shares of Common Stock until the holders of the Convertible Preferred Stock then outstanding shall have first received a dividend at the rate specified in this Section 2.

        2B.  Original Purchase Price.    The applicable "Original Purchase Price" for each series of Convertible Preferred Stock shall be: (i) $55.28 per share for the Series C Convertible Preferred Stock, (ii) $9.90 per share for the Series B-1 Convertible Preferred Stock, (iii) $6.584 per share for the Series B Convertible Preferred Stock, (iv) $1.90 per share for the Series A-1 Convertible Preferred Stock and (v) $1.20 per share for the Series A Convertible Preferred Stock.

3.     Liquidation, Dissolution and Winding-up.

        3A.  Series A Liquidation Preference.    Upon any liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), whether voluntary or involuntary, and before any payment shall be made to the holders of the Common Stock or any stock ranking on liquidation junior to the Convertible Preferred Stock, the holders of the shares of Series A Convertible Preferred Stock shall be paid, pari passu with the holders of the Series A-1 Convertible Preferred Stock, Series B Convertible

Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, an amount equal to the Original Purchase Price per share of the Series A Convertible Preferred Stock plus, in the case of each share, an amount equal to dividends declared but unpaid thereon (including the applicable dividend), computed to the date payment thereof is made available.

        3B.  Series A-1 Liquidation Preference.    Upon any Liquidation Event, whether voluntary or involuntary, and before any payment shall be made to the holders of the Common Stock or any stock ranking on liquidation junior to the Convertible Preferred Stock, the holders of the shares of Series A-1 Convertible Preferred Stock shall be paid, pari passu with the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, an amount equal to the Original Purchase Price per share of the Series A-1 Convertible Preferred Stock plus, in the case of each share, an amount equal to dividends declared but unpaid thereon (including the applicable dividend), computed to the date payment thereof is made available.

        3C.  Series B Liquidation Preference.    Upon any Liquidation Event, whether voluntary or involuntary, and before any payment shall be made to the holders of the Common Stock or any stock ranking on liquidation junior to the Convertible Preferred Stock, the holders of the shares of Series B Convertible Preferred Stock shall be paid, pari passu with the holders of the Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, an amount equal to the Original Purchase Price per share of the Series B Convertible Preferred Stock plus, in the case of each share, an amount equal to dividends declared but unpaid thereon, computed to the date payment thereof is made available.

        3D.  Series B-1 Liquidation Preference.    Upon any Liquidation Event, whether voluntary or involuntary, and before any payment shall be made to the holders of the Common Stock or any stock ranking on liquidation junior to the Convertible Preferred Stock, the holders of the shares of Series B-1 Convertible Preferred Stock shall be paid, pari passu with the holders of the Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, an amount equal to the Original Purchase Price per share of the Series B-1 Convertible Preferred Stock plus, in the case of each share, an amount equal to dividends declared but unpaid thereon, computed to the date payment thereof is made available.

        3E.  Series C Liquidation Preference.    Upon any Liquidation Event, whether voluntary or involuntary, and before any payment shall be made to the holders of the Common Stock or any stock ranking on liquidation junior to the Convertible Preferred Stock, the holders of the shares of Series C Convertible Preferred Stock shall be paid, pari passu with the holders of the Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, an amount equal to the Original Purchase Price per share of the Series C Convertible Preferred Stock plus, in the case of each share, an amount equal to dividends declared but unpaid thereon, computed to the date payment thereof is made available.

        3F.   Rank; Insufficient Assets.    The Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock shall rank pari passu upon any Liquidation Event, and shall be paid the amounts as aforesaid in Section 3A, 3B, 3C, 3D or 3E above, as applicable, before any payment shall be made to the holders of the Common Stock or any stock ranking on liquidation junior to the Convertible Preferred Stock. If upon any Liquidation Event, the assets to be distributed to the holders of the Convertible Preferred Stock shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to holders of the Convertible Preferred Stock shall be distributed to such holders of the Convertible Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as the amount of the full liquidation preference to which such holder would otherwise be entitled bears to the amount of the full liquidation preference to which all holders of Convertible Preferred Stock would otherwise be entitled pursuant to this paragraph 3.

        3G.  Distribution of Remaining Assets.    Upon any Liquidation Event, immediately after the holders of Convertible Preferred Stock have been paid in full pursuant to subsection 3A, 3B, 3C, 3D or 3E above, as applicable, the remaining net assets and funds of the Corporation available for distribution to its stockholders shall be distributed pro rata among the holders of the Common Stock and any other class or series of stock ranking on liquidation junior to the Convertible Preferred Stock.

        3H.  Notice.    Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, by reputable overnight courier or by facsimile to non-U.S. residents, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

        3I.   Liquidation Event.    Any (w) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; (x) consolidation or merger of the Corporation into or with any other entity or entities (except a consolidation or merger into a Subsidiary (as defined in paragraph 7 hereof)) or merger in which the Corporation is the surviving corporation and the holders of the Corporation's voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock outstanding immediately following the transaction); (y) sale or transfer by the Corporation of all or substantially all its assets; or (z) sale, exchange or transfer by the Corporation's stockholders, in a single transaction or series of related transactions, of capital stock representing a majority of the voting power at elections of directors of the Corporation; shall be deemed to be a "Liquidation Event" within the meaning of the provisions of this paragraph 3 (subject to the provisions of this paragraph 3 and not the provisions of subparagraph 5G hereof).

        3J.   Non-Cash Distributions.    Whenever the distribution provided for in this paragraph 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4.     Restrictions.

        4A.  Class Vote.    At any time when shares of Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation of the Corporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the written consent of the holders of at least a majority in interest of the then outstanding shares of Convertible Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Corporation will not:

          (a)   Consent to any Liquidation Event or other liquidation, dissolution or winding up of the Corporation;

          (b)   Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets;

          (c)   Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Convertible Preferred Stock, as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation or with respect to the payment of dividends or redemption rights, or increase the authorized amount of Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Convertible Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation or with respect to the payment of dividends or redemption rights, or create or authorize any obligation or security convertible into shares of any series of Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Convertible Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation or with respect to the payment of dividends or redemption rights, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

          (d)   Purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock other than the Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and other than shares of Common Stock repurchased from employees or consultants at the original purchase price thereof; or

          (e)   Amend its Certificate of Incorporation in a manner that would alter or change the powers, preferences or special rights of the Convertible Preferred Stock so as to affect the Convertible Preferred Stock adversely.

        4B.  Series C Vote.    At any time when shares of Series C Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation of the Corporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) in interest of the then outstanding shares of Series C Convertible Preferred Stock, given in writing or by a vote at a meeting, the Corporation will not:

          (a)   Amend its Certificate of Incorporation in a manner that would alter or change the powers, preferences or special rights of the Series C Convertible Preferred Stock so as to affect the Series C Convertible Preferred Stock adversely; or

          (b)   Modify any of the rights, preferences, privileges or powers of the Series C Convertible Preferred Stock, or the restrictions provided for the benefit of the Series C Convertible Preferred Stock;

provided, however, that if an amendment or modification described in 4B(a) or 4B(b) would alter or change the powers, preferences or special rights of, or modify any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B or B-1 Convertible Preferred Stock in a substantially similar manner as the Series C Convertible Preferred Stock, then no special consent of the holders of Series C Convertible Preferred Stock given in writing or by a vote at a meeting shall be required.

        4C.  Series B and Series B-1 Vote.    At any time when shares of Series B Convertible Preferred Stock or Series B-1 Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation of the Corporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) in interest of the then outstanding shares of Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) together as a single class, the Corporation will not:

          (a)   Amend its Certificate of Incorporation in a manner that would alter or change the powers, preferences or special rights of the Series B Convertible Preferred Stock or Series B-1 Convertible Preferred Stock so as to affect the Series B Convertible Preferred Stock or Series B-1 Convertible Preferred Stock adversely; or

          (b)   Modify any of the rights, preferences, privileges or powers of the Series B Convertible Preferred Stock or Series B-1 Convertible Preferred Stock, or the restrictions provided for the benefit of the Series B Convertible Preferred Stock or Series B-1 Convertible Preferred Stock.

5.     Conversion of the Convertible Preferred Stock.

        The holders of shares of Convertible Preferred Stock shall have the following conversion rights:

        5A.  Right to Convert.    Subject to the terms and conditions of this paragraph 5, the holder of any share or shares of any series of Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of the particular series of Convertible Preferred Stock so to be converted by the Original Purchase Price of such series and (ii) dividing the result by the Applicable Conversion Price per share of such series of Preferred Stock or in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 5, then by the Applicable Conversion Price as last adjusted and in effect at the date any share or shares of such series of Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, with respect to a particular series being referred to as the "Applicable Conversion Price" for such series). The initial Applicable Conversion Price for each series of Convertible Preferred Stock shall be as follows: (i) the initial Applicable Conversion Price for the Series C Convertible Preferred Stock shall be $55.28; (ii) the initial Applicable Conversion Price for the Series B-1 Convertible Preferred Stock shall be $9.90 per share; (iii) the initial Applicable Conversion Price for the Series B Convertible Preferred Stock shall be $6.584 per share; (iv) the initial Applicable Conversion Price for the Series A-1 Convertible Preferred Stock shall be $1.90 per share; and (v) the initial Applicable Conversion Price for the Series A Convertible Preferred Stock shall be $1.20 per share. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Notwithstanding any other provisions hereof, if a conversion of Convertible Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of Convertible Preferred Stock, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction.

        5B.  Issuance of Certificates; Time Conversion Effected.    Promptly after the receipt of the written notice referred to in paragraph 5A and surrender of the certificate or certificates for the share or shares of Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Applicable Conversion Price in respect thereof shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

        5C.  Fractional Shares; Partial Conversion.    No fractional shares shall be issued upon conversion of Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any such conversion with respect to any cash dividends previously payable on the Common Stock issued upon such conversion. In case the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to paragraph 5A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph 5C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation, and based upon the aggregate number of shares of Convertible Preferred Stock surrendered by any one holder.

        5D.  Adjustment of Applicable Conversion Price Upon Issuance of Common Stock.    Except as provided in paragraphs 5E and 5F, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 5D(1) through 5D(7), deemed to have issued or sold, any shares of Common Stock without consideration or for a consideration per share less than the Applicable Conversion Price in effect for a particular series of Convertible Preferred Stock immediately prior to the time of such issue or sale, (such number being appropriately adjusted to reflect the occurrence of any event described in paragraph 5F), then, forthwith upon such issue or sale, the Applicable Conversion Price with respect to such series shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale, determined on a fully-diluted basis assuming the exercise, conversion and exchange (as the case may be) of all outstanding shares of Preferred Stock, Options and Convertible Securities (as defined in subparagraph 5D(1) below), multiplied by the then existing Applicable Conversion Price for the series so affected plus (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) an amount equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such issue or sale, determined on a fully-diluted basis assuming the exercise, conversion and exchange (as the case may be) of all outstanding shares of Preferred Stock, Options and Convertible Securities and (b) the total number of shares of Common Stock issuable in such issue or sale.

        The adjustment to the Applicable Conversion Price as contemplated by this Section 5D may be waived in any instance, without a meeting, prospectively or retroactively by

          (a)   With respect to either Series A or Series A-1 Convertible Preferred Stock, obtaining the written approval of the holders of a majority of the then outstanding Series A or Series A-1 Convertible Preferred Stock that would otherwise have been affected. Any such waiver shall be binding on all of the holders of Series A or Series A-1 Convertible Preferred Stock.

          (b)   With respect to Series B or Series B-1 Convertible Preferred Stock, obtaining the written approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series B or Series B-1 Convertible Preferred Stock that would otherwise have been affected. Any such waiver shall be binding on all of the holders of Series B or Series B-1 Convertible Preferred Stock.

          (c)   With respect to Series C Convertible Preferred Stock, obtaining the written approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series C

  Convertible Preferred Stock that would otherwise have been affected. Any such waiver shall be binding on all of the holders of Series C Convertible Preferred Stock.

  For purposes of this paragraph 5D, the following subparagraphs 5D(1) through 5D(7) shall also be applicable:

        5D(1) Issuance of Rights or Options.    In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Applicable Conversion Price for a particular series of Convertible Preferred Stock in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 5D(3), no adjustment of the Applicable Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

        5D(2) Issuance of Convertible Securities.    In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Applicable Conversion Price in effect for a particular series of Convertible Preferred Stock immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 5D(3), no adjustment of the Applicable Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Applicable Conversion Price have been or are to be made pursuant to other provisions of this paragraph 5D, no further adjustment of the Applicable Conversion Price shall be made by reason of such issue or sale.

        5D(3) Change in Option Price or Conversion Rate.    Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 5D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 5D(1) or 5D(2), or the rate at which Convertible Securities referred to in subparagraph 5D(1) or 5D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Applicable Conversion Price in effect at the time of such event shall forthwith be readjusted (in each case by an amount equal to not less than one cent ($.01)) to the Applicable Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Applicable Conversion Price then in effect hereunder shall forthwith be increased to the Applicable Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

        5D(4) Stock Dividends.    In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to paragraph 5F), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

        5D(5) Consideration for Stock.    In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

        5D(6) Record Date.    In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

        5D(7) Treasury Shares.    The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this paragraph 5D.

        5E.  Certain Issues of Common Stock Excepted.    Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Applicable Conversion Price for the Convertible Preferred Stock in the case of:

          (a)   shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities, or exercise of any Options outstanding, on the Series C Original Issue Date (as defined paragraph 7 hereof);

          (b)   shares of Common Stock issued or issuable as a dividend or distribution on any series of Convertible Preferred Stock provided such issuances are issued pro-rata to all holders of Convertible Preferred Stock according to the number of shares of Common Stock their Convertible Preferred Stock is convertible into at the time of such dividend or distribution;

          (c)   shares of Common Stock (or Options with respect thereto) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to a plan or arrangement approved by the Board of Directors of the Corporation, including the Series B Director;

          (d)   shares of Common Stock, Options or Convertible Securities in connection with the acquisition of another entity by the Corporation by merger, consolidation or purchase of all or substantially all of such entity's stock or assets pursuant to terms approved by the Board of Directors of the Corporation;

          (e)   any securities issued in connection with a bona fide strategic partnership, joint venture or other similar agreement, provided that such is approved by a majority of the Board of Directors and such majority includes a majority of the Investor Directors (as defined in the Investor Rights Agreement, defined in paragraph 7 hereof); or

          (f)    any securities issued to financial institutions or lessors in connection with any bona fide bank loan, leasing or similar transaction, provided that such is approved by a majority of the Board of Directors and such majority includes a majority of the Investor Directors.

        5F.   Subdivision or Combination of Common Stock.    In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Applicable Conversion Price for each series of Convertible Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Applicable Conversion Price in effect for each series of Convertible Preferred Stock immediately prior to such combination shall be proportionately increased.

        5G.  Reorganization or Reclassification.    If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction (other than any such transaction described in Section 3) (any such transaction being referred to herein as an "Organic Change") shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Convertible Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

        5H.  Notice of Adjustment.    Upon any adjustment of the Applicable Conversion Price for a particular series of Convertible Preferred Stock, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of such series of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Applicable Conversion Price, as applicable to such series, resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

        5I.   Other Notices.    In case at any time the Corporation shall propose or consider:

          (a)   Consent to any Liquidation Event or other liquidation, dissolution or winding up of the Corporation;

          (b)   Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets;

          (c)   Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Convertible Preferred Stock, as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation or with respect to the payment of dividends or redemption rights, or increase the authorized amount of Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Convertible Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation or with respect to the payment of dividends or redemption rights, or create or authorize any obligation or security convertible into shares of any series of Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Convertible Preferred Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation or with respect to the payment of dividends or redemption rights, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

          (d)   Purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock other than the Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and other than shares of Common Stock repurchased from employees or consultants at the original purchase price thereof;

          (e)   Amend its Certificate of Incorporation in a manner that would alter or change the powers, preferences or special rights of the Convertible Preferred Stock so as to affect the Convertible Preferred Stock adversely;

          (f)    Amend its Certificate of Incorporation in a manner that would alter or change the powers, preferences or special rights of the Series B, Series B-1 or Series C Convertible Preferred Stock so as to affect the Series B, Series B-1 or Series C Convertible Preferred Stock adversely; or

          (g)   Modify any of the rights, preferences, privileges or powers of the Series B, Series B-1 or Series C Convertible Preferred Stock, or the restrictions provided for the benefit of the Series B, Series B-1 or Series C Convertible Preferred Stock;

  then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, by reputable overnight courier or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

        5J.   Stock to be Reserved.    The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest Applicable Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

        5K.  No Reissuance of Convertible Preferred Stock.    Shares of Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

        5L.  Issue Tax.    The issuance of certificates for shares of Common Stock upon conversion of Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Stock which is being converted.

        5M. Closing of Books.    The Corporation will at no time close its transfer books against the transfer of any shares of Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock, in any manner which interferes with the timely conversion of such Convertible Preferred Stock except as may otherwise be required to comply with applicable securities laws.

        5N.  Definition of Common Stock.    As used in this Section 5, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of this Restated Certificate of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 5G.

        5O.  Mandatory Conversion.

          (a)   All outstanding shares of Convertible Preferred Stock shall automatically convert to shares of Common Stock upon the earlier to occur of: (i) the closing of a firm commitment underwritten public offering of shares of Common Stock in which (A) the aggregate market capitalization of the Corporation is at least $250,000,000 and (B) the aggregate gross proceeds (before deduction of underwriting discounts and registration expenses) from such offering to the Corporation are at least $50,000,000; or (ii) upon the delivery to the Corporation of the written approval of the holders of (a) with respect to the Series A Convertible Preferred Stock, at least a majority of the then outstanding shares of Series A Convertible Preferred Stock indicating their election to convert, (b) with respect to the Series A-1 Convertible Preferred Stock, at least a majority of the then outstanding shares of Series A-1 Convertible Preferred Stock indicating their election to convert, (c) with respect to the Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, at least a majority of the then outstanding shares of Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock indicating their election, together as a single class, to convert, and (d) with respect to the Series C Convertible Preferred Stock, at least a majority of the then outstanding shares of Series C Convertible Preferred Stock indicating their election to convert (the earlier to occur of such dates being referred to as the "Mandatory Conversion Date"). Upon the Mandatory Conversion Date, (i) all outstanding shares of Convertible Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as either Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock or Series C Convertible Preferred Stock, and all references to any series of Convertible Preferred Stock shall be deleted and shall be of no further force or effect.

          (b)   All holders of record of shares of Convertible Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Convertible Preferred Stock pursuant to this paragraph 5O. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or by reputable overnight courier to each record holder of Convertible Preferred Stock at such holder's address last shown on the records of the transfer agent for the Convertible Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this paragraph 5O.

        5P.   Special Mandatory Conversion.

          (a)   Mandatory Conversion.    When any holder of shares of Convertible Preferred Stock is deemed a "Defaulting Investor" pursuant to, and in accordance with, Section 3.5 of the Investor Rights Agreement for failure to exercise such holder's right of first refusal or otherwise upon the terms, and subject to the conditions, expressly set forth therein (a "Default Event"), then each of the shares of Convertible Preferred Stock held by such holder shall automatically and without further action on the part of the Corporation or such holder, be converted, effective immediately upon such holder being deemed a "Defaulting Investor," into Common Stock at the then effective conversion rate (but prior to giving effect to the adjustment, if any, in the Applicable Conversion Price resulting from the transaction giving rise to the Default Event).

          (b)   Mechanics of Conversion.    The holder of any shares of Convertible Preferred Stock converted pursuant to this Section 5P shall surrender the certificate or certificates for such shares, duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfers attached at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock (or such holder shall notify the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith). As soon as practicable thereafter, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock. Such conversion shall be deemed to have been made immediately upon the occurrence of such Default Event. No fractional shares shall be issued upon conversion of Convertible Preferred Stock into Common Stock in accordance with this Section 5P; instead, any such fractional shares that otherwise would have been issued shall be treated in accordance with Section 5C. If a holder of shares of Convertible Preferred Stock converted pursuant to this Section 5P shall fail to surrender the certificate or certificates for such shares as set forth herein, the Corporation shall indicate in its stock record books that all of such shares have been converted into shares of Common Stock and canceled. Thereafter the only right such holder shall have with respect to such shares of Convertible Preferred Stock shall be to receive certificates evidencing the shares of Common Stock into which such shares were converted.

        6.     Redemption. The shares of Convertible Preferred Stock shall be redeemed as follows:

        6A.  Optional Redemption.    The Corporation shall not have the right to call or redeem at any time all or any shares of Preferred Stock. With the approval of the holders of at least seventy-five percent (75%) of the then outstanding shares of Convertible Preferred Stock, one or more holders of shares of Convertible Preferred Stock may, by giving notice (the "Notice") to the Corporation at any time after January 11, 2010 require the Corporation to redeem out of its retained earnings all of the outstanding Convertible Preferred Stock in three equal annual installments, with one-third (1/3) of the shares of Convertible Preferred Stock redeemed on the First Redemption Date (as defined below), one-half (1/2) of the remainder redeemed on the first anniversary of the First Redemption Date (the "Second Redemption Date") and the remainder redeemed on the second anniversary of the First Redemption Date (the "Third Redemption Date"). Upon receipt of the Notice, the Corporation will so notify all other persons holding Convertible Preferred Stock. Any holder of Convertible Preferred Stock shall have ten (10) days after receipt of such notice to inform the Company that such holder does not wish to redeem all or any part of their Convertible Preferred Stock and instead convert such shares to Common Stock. After receipt of the Notice, the Corporation shall fix the first date for redemption (the "First Redemption Date"), provided that such First Redemption Date shall occur within sixty (60) days after receipt of the Notice. All holders of Convertible Preferred Stock shall deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Convertible Preferred Stock or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the Convertible Preferred Stock duly endorsed for transfer to the Corporation (if required by it) on or before the First Redemption Date. The First Redemption Date, the Second Redemption Date and the Third Redemption Date are collectively referred to as the "Redemption Dates."

        6B.  Redemption Price and Payment.    The Convertible Preferred Stock to be redeemed on the Redemption Dates shall be redeemed by paying for each share in cash an amount equal to the (a) greater of (x) the then Fair Market Value (as defined in paragraph 7 hereof) per share, or (y) the Original Purchase Price per share for the series of Convertible Preferred Stock to be so redeemed, plus (b) an amount equal to all dividends declared and unpaid on each such share, such amount being referred to as the "Applicable Redemption Price." Such payment shall be made in full on each of the Redemption Dates to the holders entitled thereto.

        6C.  Redemption Mechanics.    At least twenty (20) but not more than thirty (30) days prior to each Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by facsimile transmission to non-U.S. residents, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Convertible Preferred Stock notifying such holder of the redemption and specifying the Applicable Redemption Price, the Redemption Date and the place where said Applicable Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his or its address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Applicable Redemption Price all rights of holders of shares of Convertible Preferred Stock (except the right to receive the Applicable Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The Corporation shall only be required to effect the redemption contemplated by this Section 6 out of its retained earnings. If the Corporation does not have sufficient retained earnings or if the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of outstanding shares of Convertible Preferred Stock to be redeemed on such Redemption Date, the holders of shares of Convertible Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when the Corporation has retained earnings or additional funds of the Corporation are legally available for the redemption of such shares of Convertible Preferred Stock such funds will be used, no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

        6D.  Redeemed or Otherwise Acquired Shares to be Retired.    Any shares of Convertible Preferred Stock redeemed pursuant to this paragraph 6 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Convertible Preferred Stock.

        7.     Definitions.    As used herein, the following terms shall have the following meanings:

          (a)   The term "Fair Market Value" shall mean an amount equal to the fair market value of a share of a particular series of Convertible Preferred Stock (giving effect to the value of the rights and preferences of such shares as herein provided), determined as follows: the Board of Directors (including the directors designated by the holders of the Convertible Preferred Stock) shall endeavor in good faith to agree to the fair market value of a share of the applicable series of Convertible Preferred Stock. Any such agreement shall require the affirmative vote of all directors elected by (i) the Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock and (ii) the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock. If they are unable to do so within twenty (20) days after the occurrence of an event giving rise to a need to determine that fair market value, an investment banking firm chosen by the Corporation and approved by a majority of the members of the Board of Directors (which majority shall include at least one director designated by the holders of the Convertible Preferred Stock) shall calculate such value. In all events, the fees and expenses of any such investment banking firms shall be paid by the Corporation.

          (b)   The term "Investor Rights Agreement" shall mean the Third Amended and Restated Investor Rights Agreement dated as of the Series C Original Issue Date by and among the Corporation and certain of its stockholders.

          (c)   The term "Series C Original Issue Date" shall mean the date on which a share of Series C Convertible Preferred Stock was first issued.

          (d)   The term "Subsidiary" shall mean any corporation, partnership, trust or other entity of which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time a majority of the outstanding shares of every class of equity security of such corporation, partnership, trust or other entity.

        FIFTH.    The Corporation is to have perpetual existence.

        SIXTH.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

        A.    The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

        B.    Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

        C.    The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

        SEVENTH.    The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        EIGHTH.    1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation.    The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (each such person being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof)

initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

        2.     Actions or Suits by or in the Right of the Corporation.    The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, a director or officer of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, agent or trustee of, or a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

        3.     Indemnification for Expenses of Successful Party.    Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein or on appeal from any such action, suit or proceeding he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith, and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

        4.     Notification and Defense of Claim.    As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such a claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice to the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

        5.     Advance of Expenses.    Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that, to the extent required by applicable law, the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

        6.     Procedure for Indemnification.    In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within sixty (60) days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines within such sixty-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (i) a majority of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("Disinterested Directors"), whether or not a quorum, (ii) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iii) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (iv) a court of competent jurisdiction.

        7.     Remedies.    The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disruption thereof is made within the sixty-day period referred to above in Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

        8.     Subsequent Amendment.    No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

        9.     Other Rights.    The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or Disinterested Directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executers and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit; and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article and as limited by applicable law.

        10.   Partial Indemnification.    If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

        11.   Insurance.    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

        12.   Merger or Consolidation.    If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

        13.   Savings Clause.    If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

        14.   Definitions.    Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

        15.   Subsequent Legislation.    If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

        NINTH.    The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Article Fourth and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Article Ninth shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders and the Board.

        TENTH.    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement; the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders; of this Corporation, as the case may be, and also on this Corporation.

        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Restated Certificate of Incorporation, filed May 12, 2006 and amended November 21, 2006, to be signed this 29th day of December, 2006.

/s/ DAVID BREWSTER
By: Its:	David Brewster President

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  Exhibit 3.1